EXHIBIT 12.2

- ------------------------------------------------------------------------------

                        ARIZONA PUBLIC SERVICE COMPANY

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)


                                                                 Twelve Months Ended
                     -----------------------------------------------------------------------------------------------------------
                       September 30,                                          December 31,
                     -----------------  ----------------------------------------------------------------------------------------
                                                                                          1991
                           1994             1993          1992         1991 <F1>      Adjusted <F1>       1990          1989
                     -----------------  ------------  ------------  --------------  ----------------  ------------  ------------
Earnings:
  Net Income.......    $       259,531  $    250,386  $    246,805  $     (222,649)   $      184,380  $    180,012  $    212,354
  Income taxes (1).            187,372       188,907       181,355         (94,750)          128,801       126,831       145,678
  Fixed Charges....            214,131       220,590       246,246          281,959          281,959       292,117       276,429
                       ---------------  ------------  ------------  --------------    --------------  ------------  ------------
      Total........    $       661,034  $    659,883  $    674,406  $      (35,440)   $      595,140  $    598,960  $    634,461
                       ===============  ============  ============  ==============    ==============  ============  ============
Fixed Charges:
  Interest expense.    $       166,474  $    171,272  $    190,746  $      227,624    $      227,624  $    239,992  $    224,243
  Amortization of
    debt discount,
    premium and
    expense........              9,160         9,203         8,000           5,995             5,995         5,302         5,967
  Estimated
    interest
    portion of
    annual rentals
    (2)............             38,497        40,115        47,500          48,340            48,340        46,823        46,219
                       ---------------  ------------  ------------  --------------    --------------  ------------  ------------
      Total........    $       214,131  $    220,590  $    246,246  $      281,959    $      281,959  $    292,117  $    276,429
                       ===============  ============  ============  ==============    ==============  ============  ============
Ratio of Earnings
  to Fixed Charges
  (rounded down)...               3.08          2.99          2.73           -0.13              2.11          2.05          2.29
                       ===============  ============  ============  ==============    ==============  ============  ============

(1) Income Taxes:

  Charged to
    operations.....    $       170,681  $    168,056  $    164,620  $       96,273    $      117,408  $    106,044  $    122,674
  Charged
    (credited) to
    other accounts.             16,691        20,851        16,735        (191,023)           11,393        20,787        23,004
                       ---------------  ------------  ------------  --------------    --------------  ------------  ------------
      Total........    $       187,372  $    188,907  $    181,355  $      (94,750)   $      128,801  $    126,831  $    145,678
                       ===============  ============  ============  ==============    ==============  ============  ============
(2) Estimated
  interest portion
  of Unit 2 lease
  payments included
  in estimated
  interest portion
  of annual rentals    $        35,692  $     37,407  $     43,581  $       43,625    $       43,625  $     43,666  $     43,703
                       ===============  ============  ============  ==============    ==============  ============  ============
- ----------

<F1>The write-off resulting from the Arizona Corporation Commission order settling the Company's rate case resulted in a negative coverage ratio and an earnings coverage deficiency of approximately $317 million at December 31, 1991. Excluding the effects of the write-off, the coverage ratio would have been 2.11 for the same period.